Exhibit 99

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

      1. Statement of Cash Available for Distribution for the:

                                                                     Three
                                                                     Months
                                                    Year Ended       Ended
                                                   December 31,   December 31,
                                                       2004           2004
                                                   ------------   ------------
Net loss                                           $   (94,000)   $   (21,000)
Add: Cash from reserves                                 94,000         21,000
                                                   -----------    -----------

Cash Available for Distribution                    $        --    $        --
                                                   ===========    ===========

Distributions allocated to the General Partners    $        --    $        --
                                                   ===========    ===========

Distributions allocated to Limited Partners        $        --    $        --
                                                   ===========    ===========

      2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended December 31, 2004:

       Entity                    Receiving Form of
    Compensation                   Compensation                    Amount
    ------------                   ------------                    ------

       None